UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2004

Baker Hughes Incorporated

(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	1-9397 (Commission File No.)	76-0207995 (I.R.S. Employer Identification No.)

3900 Essex Lane, Houston, Texas (Address of Principal Executive Offices)	77027 (Zip Code)

Registrant’s telephone number, including area code: (713) 439-8600

Item 5.04  Temporary Suspension of Trading under Registrant’s Employee benefit Plans.

On August 24, 2004, Baker Hughes Incorporated (the “Company”) sent a notice to its directors and executive officers, informing them that each of the Baker Hughes Incorporated Thrift Plan and the Baker Hughes Incorporated Prior Pension Plan (each a “Plan” and, collectively, the “Plans”) are changing its record keeper. As a result of these changes, a blackout period is expected to be in effect beginning on Friday, September 24, 2004 at 3:00 pm., CDT, and is expected to end at approximately 7:00 a.m., CDT, on Monday, September 27, 2004. During this blackout period, Plan participants will be unable to direct or diversify investments in their individual accounts, or obtain a loan, distribution or hardship withdrawal from their respective Plan, and directors and executive officers of the Company will be prohibited from purchasing, selling or otherwise acquiring or transferring certain equity securities of the Company. The notice was provided pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR (“Blackout Trading Restriction”). A copy of the notice is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 24, 2004, the registrant received the notice required by Section 101(i)(2)(E) of the Employment Retirement Security Act of 1974.

A security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the blackout period by contacting the Plan Administrator.

During the blackout period and for a period of two years after the ending date of the blackout period, inquiries regarding the blackout period may be directed to the Plan Administrator of the Company’s Benefit Plans, 3900 Essex Lane, Houston, Texas 77027, telephone: (713) 439-8684.

Item 9.01  Financial Statements and Exhibits.

Exhibits.

99.1 -	Notice to Directors and Officers of Baker Hughes Incorporated dated August 24, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baker Hughes Incorporated
Dated: August 24, 2004	By:	/s/Sandra E. Alford Sandra E. Alford Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Notice to Directors and Executive Officers of Baker Hughes Incorporated dated August 24, 2004.